The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-281019
Subject to Completion, dated March 18, 2025
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated July 25, 2024)
$
% Fixed-to-Fixed Reset Rate
Junior Subordinated Notes due 2055

PacifiCorp is offering $      aggregate principal amount of our     % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “notes”).
The notes will bear interest (i) from and including           , 2025 (the “original issue date”) to, but excluding,        at the rate of    % per annum and (ii) from and including       , during each Reset Period (as defined herein) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of    %, to be reset on each Reset Date (as defined herein); provided that the interest rate during any Reset Period will not reset below     % per annum (which is the same interest rate as in effect on the original issue date).
Interest on the notes will accrue from and including           , 2025 and will be payable semi-annually in arrears on        and        of each year, beginning on       , 2025. The notes will mature on       , 2055.
We may defer interest payments on the notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the notes (including as reset during the deferral period), to the extent permitted by law.
At our option, we may redeem the notes at the times and at the redemption prices described in this prospectus supplement.
The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined herein). The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. For a description of the effect of the terms of subordination applicable to the notes, see “Description of the Notes — Subordination.”
The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.
Investing in the notes involves risks. See “Risk Factors” on page S-7 for information on certain matters you should consider before purchasing the notes.
	Per note	Total
Public Offering Price(1)	%	$
Underwriting Discount(2)	%	$
Proceeds to PacifiCorp (before expenses)(1)	%	$

(1)
Plus accrued interest from           , 2025, if settlement occurs after that date.

(2)
The underwriters have agreed to make a payment to us in an amount equal to $       in respect of expenses incurred by us in connection with the offering. See “Underwriting (Conflicts of Interest).”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about                 , 2025.
Joint Book-Running Managers
Barclays	Citigroup	J.P. Morgan	Mizuho	PNC Capital Markets LLC	Wells Fargo Securities
BofA Securities	nabSecurities, LLC	SMBC Nikko	TD Securities

The date of this prospectus supplement is                 , 2025.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, any related freewriting prospectus issued by us and the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information.” This prospectus supplement, or the information incorporated by reference, may add to, update or change information in the accompanying prospectus. If information in this prospectus supplement or in the information incorporated by reference is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede that information in the accompanying prospectus.
The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the applicable date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUPPLEMENT SUMMARY
In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the words “Company,” “we,” “our,” “us” and “PacifiCorp” refer to PacifiCorp, an Oregon corporation, and its subsidiaries.
The following summary contains basic information about PacifiCorp and this offering. It may not contain all of the information that is important to you. The “Description of the Notes” section of this prospectus supplement contains more detailed information regarding the terms and conditions of the notes. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and by the documents incorporated by reference into this prospectus supplement.
PACIFICORP
PacifiCorp, an indirect wholly owned subsidiary of Berkshire Hathaway Energy Company (“BHE”), is a U.S. regulated electric utility company headquartered in Oregon that serves approximately 2.1 million retail electric customers in portions of Utah, Oregon, Wyoming, Washington, Idaho and California. PacifiCorp is principally engaged in the business of generating, transmitting, distributing and selling electricity. PacifiCorp’s combined service territory covers approximately 141,500 square miles and includes diverse regional economies across six states. No single segment of the economy dominates the combined service territory, which helps mitigate PacifiCorp’s exposure to economic fluctuations. In the eastern portion of the service territory, consisting of Utah, Wyoming and southeastern Idaho, the principal industries are manufacturing, mining or extraction of natural resources, agriculture, technology, recreation and government. In the western portion of the service territory, consisting of Oregon, southern Washington and northern California, the principal industries are agriculture, manufacturing, forest products, food processing, technology, government and primary metals. In addition to retail sales, PacifiCorp buys and sells electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize the economic benefits of electricity generation, retail customer loads and existing wholesale transactions. Certain PacifiCorp subsidiaries support its electric utility operations by providing coal mining services.
PacifiCorp’s operations are conducted under numerous franchise agreements, certificates, permits and licenses obtained from federal, state and local authorities. The average term of the franchise agreements is approximately 21 years. Several of these franchise agreements allow the municipality the right to seek amendment to the franchise agreement at a specified time during the term. PacifiCorp generally has an exclusive right to serve electric customers within its service territories and, in turn, has an obligation to provide electric service to those customers. In return, the state utility commissions have established rates on a cost-of-service basis, which are designed to allow PacifiCorp an opportunity to recover its costs of providing services and to earn a reasonable return on its investments.
PacifiCorp was incorporated under the laws of the state of Oregon in 1989. Its principal executive offices are located at 825 N.E. Multnomah Street, Portland, Oregon 97232, its telephone number is (888) 221-7070 and its internet address is www.pacificorp.com. PacifiCorp delivers electricity to customers in Utah, Wyoming and Idaho under the trade name Rocky Mountain Power and to customers in Oregon, Washington and California under the trade name Pacific Power.
All shares of PacifiCorp’s common stock and preferred stock are indirectly held by BHE.
For additional information concerning our business and affairs, including our capital requirements, external financing arrangements and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus supplement as described in the sections entitled “Incorporation by Reference” elsewhere in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

THE OFFERING
In this section, references to “PacifiCorp,” “we,” “us” and “our” mean PacifiCorp excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.
Issuer
PacifiCorp.
Amount of Notes Offered
$      aggregate principal amount of    % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “notes”).
Maturity
      , 2055.
Interest Rate
The notes will bear interest (i) from and including       , 2025 to, but excluding,       ,        (the “First Reset Date”) at the rate of       % per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of       %, to be reset on each Reset Date. However, the interest rate during any Reset Period will not reset below     % per annum (which is the same interest rate as in effect on the original issue date).
For the definitions of the terms “Reset Period,” “Five-year U.S. Treasury Rate,” “Reset Interest Determination Date” and “Reset Date” and for other important information concerning the calculation of interest on the notes, see “Description of the Notes — Interest Rate and Maturity” in this prospectus supplement.
Interest Payment Dates
Subject to our right to defer interest payments as described under “Optional Interest Deferral” below, interest on the notes will be payable semi-annually in arrears on        and        of each year, beginning       , 2025.
Optional Interest Deferral
So long as no event of default with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no Optional Deferral Period may extend beyond the final maturity date of the notes or end on a day other than the day immediately preceding an interest payment date. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the notes and may choose to do that on one or more occasions.
No interest will be due or payable on the notes during any Optional Deferral Period, other than as a result of a redemption of the notes or an acceleration after an event of default. During any Optional Deferral Period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any applicable Reset Date), and, in addition, interest on the deferred interest will accrue at the then-applicable interest rate on the notes (as reset from time to time on any applicable Reset Date), compounded semi-annually, to the extent permitted by applicable law.
We may elect, at our option, to extend the length of any Optional Deferral Period that is shorter than 20 consecutive semi-annual

Interest Payment Periods, so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the notes. We may also shorten the length of any Optional Deferral Period. We cannot begin a new Optional Deferral Period until we have paid all accrued and unpaid interest on the notes from any previous Optional Deferral Period.
For the definition of the term “Event of Default,” see “Description of the Notes — Events of Default” in this prospectus supplement, and for the definition of “Interest Payment Period” and other important information concerning our right to defer interest payments on the notes, see “Description of the Notes — Option to Defer Interest Payments” in this prospectus supplement.
If we defer payments of interest on the notes, the notes will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for United States federal income tax purposes. This means that if you are subject to United States federal income taxation on a net income basis, you would be required to include in your gross income for United States federal income tax purposes the deferred interest payments on your notes before you receive any cash, regardless of your regular method of accounting for United States federal income tax purposes. For more information concerning the tax consequences you may have if payments of interest are deferred, see “Risk Factors — Holders of the notes subject to United States federal income taxation may have to pay taxes on interest before they receive payments from us” and “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Exercise of Deferral Option” in this prospectus supplement.
Certain Restrictions during an Optional Deferral Period
During an Optional Deferral Period, we may not do any of the following (subject to exceptions):
•
declare or pay any dividends or distributions on any Capital Stock (as defined in “Description of the Notes — Option to Defer Interest Payments”) of PacifiCorp;

•
redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of PacifiCorp;

•
pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of PacifiCorp that ranks equally with or junior to the notes in right of payment; or

•
make any payments with respect to any guarantees by PacifiCorp of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

For further important information, including information concerning the exceptions referred to above, see “Description of the Notes — Option to Defer Interest Payments” in this prospectus supplement.
Ranking
The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness, to the extent and in the manner set forth under the caption “Description of the Notes — Subordination” in this prospectus supplement. For the definition of the term “Senior Indebtedness,” see “Description of the Notes — Subordination” in this prospectus supplement. The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment.
The notes will be effectively subordinated in right of payment to any secured indebtedness we have incurred or may incur (to the extent of the value of the collateral securing such secured indebtedness) and will also be effectively subordinated to all existing and future indebtedness and other liabilities and any preferred equity of our subsidiaries. For additional information, see “Risk Factors — The notes are subordinated or effectively subordinated to all other indebtedness of PacifiCorp and its subsidiaries (other than any unsecured indebtedness that PacifiCorp has incurred or may in the future incur that ranks junior to or pari passu with the notes), and the indenture does not limit the aggregate amount of indebtedness or other liabilities that PacifiCorp or its subsidiaries may incur.” and “Description of the Notes — Ranking” in this prospectus supplement.
Optional Redemption
At our option, we may redeem some or all of the notes, as applicable, before their maturity:
•
in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms described in the first paragraph under “Description of the Notes — Redemption — Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date;

•
in whole but not in part, for a period of 120 days following the occurrence of a Tax Event (as defined in “Description of the Notes — Redemption — Redemption Following a Tax Event” in this prospectus supplement) at a redemption price in cash equal to 100% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “Description of the Notes — Redemption — Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the notes to, but excluding, the redemption date; and

•
in whole but not in part, for a period of 120 days following the occurrence of a Rating Agency Event (as defined in “Description of the Notes — Redemption — Redemption Following a Rating Agency Event” in this prospectus supplement) at a redemption price in cash equal to 102% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “Description of the Notes — Redemption — Redemption Procedures; Cancellation

of Redemption” in this prospectus supplement, accrued and unpaid interest on the notes to, but excluding, the redemption date.
Covenants
The notes and the related indenture will not limit the amount of Senior Indebtedness or the amount of any other indebtedness or liabilities that we may incur, and do not contain any financial or other similar restrictive covenants.
Use of Proceeds
We estimate that the net proceeds to us from the sale of the notes will be approximately $      million after deducting the underwriting discounts but before deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund capital expenditures and for general corporate purposes. See “Use of Proceeds.”
Denomination and Form
The notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as depositary (the “Depositary”).
No Listing
The notes are a new series of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.
Risk Factors
See “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in the notes.
Conflicts of Interest
Certain of the underwriters and/or their respective affiliates may hold our commercial paper, of which we intend to repay a portion with the net proceeds of this offering. Accordingly, such underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulation Authority, Inc. (“Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. See “Underwriting (Conflicts of Interest).”

RISK FACTORS
Investing in the notes involves risk. Before purchasing the notes, you should carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”), which are incorporated by reference into this prospectus supplement. You should also read and consider the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in order to evaluate an investment in the notes. See “Incorporation by Reference” on page S-36 in this prospectus supplement and “Where You Can Find More Information” on page 19 in the accompanying prospectus. Additional risks and uncertainties that are not presently known or that are currently deemed immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.
Risks Related to the Company
Our litigation risk associated with the Wildfires is inherently uncertain and the ultimate outcomes of the associated claims could materially and adversely affect our financial condition and results of operations and our ability to obtain financing, to fund our operations, capital investments and settlements arising from the Wildfires, and to obtain and fund third-party liability insurance coverage.
Litigation
In September 2020, a severe weather event resulting in high winds, low humidity and warm temperatures contributed to several major wildfires, private and public property damages, personal injuries and loss of life and widespread power outages in Oregon and Northern California (the “2020 Wildfires”). Additionally, a major wildfire began in our service territory in July 2022 causing private and public property damage, personal injuries, loss of life and power outages in Northern California (the “2022 McKinney Fire”). Together, the 2020 Wildfires and the 2022 McKinney Fire are referred to as “the Wildfires.”
A significant number of complaints and demands alleging similar claims related to the 2020 Wildfires have been filed in Oregon and California, including a class action complaint. Additionally, multiple complaints associated with the 2022 McKinney Fire have been filed in California. We may be subject to additional complaints and demands (collectively “actions”) associated with the Wildfires. Further, the amounts specified in the original filed actions do not limit the amount of damages that ultimately may be awarded in a court proceeding, and therefore our liability for damages could be substantially greater than the original amounts specified and its estimated losses. For example, plaintiffs frequently are permitted to amend their complaints, such as to seek punitive and additional noneconomic damages. While certain settlements have occurred, we cannot be certain that additional settlements can be achieved on terms we find reasonable, if at all.
The jury in an initial June 2023 trial related to the 2020 Wildfires (captioned Jeanyne James et al. v. PacifiCorp et al, in Multnomah County Circuit Court, Oregon, and referred to as “James”) issued a verdict finding PacifiCorp liable to the 17 individual plaintiffs and making certain findings as to the class with respect to four wildfires. While we disagree with and have appealed the court’s granting of class certification (among other matters), the potential class size, if class certification is not overturned on appeal, could be significant and the liability for damages may be substantially higher than current estimated losses. Three James damages phase trials have taken place in 2024 and 2025, with eight additional damages phase trials scheduled for the remainder of 2025. We have appealed or intend to appeal, as applicable, the damage awards entered so far. Additional trials related to the Wildfires, including damages-only trials for James, are expected and could also result in an increase in current estimated losses. Damages with respect to certain plaintiffs may be significantly higher or lower than with respect to other plaintiffs. We intend to appeal adverse decisions, starting with the James decisions, such that it is possible that a final determination of its liability and damages could take several years.
For additional important details regarding the litigation arising from the Wildfires, please refer to Item 3. Legal Proceedings in the Form 10-K, as well as PacifiCorp’s Note 14 of Notes to Consolidated Financial Statements in Item 8 of the Form 10-K.

Leverage
As a result of the litigation risk and estimated losses recorded to date associated with the Wildfires, our leverage has been materially impacted and our credit ratings have been downgraded. We could experience further declines in our credit ratings, changes to our ratings methodology, placed on credit watch or outlook negative if additional unfavorable litigation or similar outcomes occur as a result of the Wildfires.
These changes in our credit ratings have and are expected to continue to have a material impact on our leverage and may result in, among other things, being unable to maintain sufficient levels of cash or to obtain necessary short- and long-term financing to fund our operations and financial obligations, capital investments and potential future settlements associated with the Wildfires. We may be unable to access debt capital markets for an extended period of time in the event of unfavorable jury verdicts, additional declines in our credit ratings and potential uncertainty around our ultimate exposure associated with the James class action and future catastrophic wildfires that may occur despite our wildfire mitigation efforts. We may also be subject to borrowing limitations due to long-term debt covenants and increasing leverage ratios. Furthermore, investors in our bonds and notes may be unable to hold existing bonds or notes or to invest in new bonds or notes, and perceived risks associated with the Wildfires may limit our ability to attract investors. At a minimum, the cost of any short- or long-term financing is expected to be higher as a result of the wildfire litigation risks and decline in our credit ratings.
In addition to the above-described financing constraints, we may be required to provide additional collateral, letters of credit, adequate assurance, or other forms of security to achieve otherwise routine transactions and at a higher cost than has been experienced in the past. Collateral may be required to be posted in association with commodity contracts with credit-risk-related contingent features or material adverse change clauses.
Refer to Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in the Form 10-K for further information regarding the liquidity impacts arising from the Wildfires.
Insurance
We have experienced material increases in the cost of third-party liability insurance as a result of worsening damage claims in the utility industry associated with catastrophic wildfires in the geographic regions in which we operate. Such costs may continue to increase materially to the point of being prohibitively expensive, and it is possible that we may be unable to obtain third-party liability insurance. Increases in the cost of insurance may be challenged when we seek cost recovery and such amounts may not be recoverable in customer rates. To the extent third-party liability insurance costs continue to increase, becomes cost prohibitive or is unavailable and such increased costs are not recoverable in customer rates, our financial condition and results of operations could be materially adversely affected and our liquidity position further negatively impacted.
Risks Related to the Notes
The terms of the indenture and our other outstanding debt do not prohibit us from incurring additional indebtedness, including Senior Indebtedness, which could adversely affect our financial condition.
The terms of the indenture, which governs our rights and obligations with respect to the notes, and the terms of our other outstanding debt, do not prohibit us from incurring indebtedness in addition to the notes. We anticipate continuing to borrow for capital and other needs. In addition, we could enter into new projects, acquisitions, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our total amount of outstanding indebtedness. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our operating results. A highly leveraged capital structure could also impair our overall credit quality, making it more difficult for us to finance our operations, and could result in a downgrade in the ratings of our indebtedness, including the notes, by credit rating agencies.

The notes are subordinated or effectively subordinated to all other indebtedness of PacifiCorp and its subsidiaries (other than any unsecured indebtedness that PacifiCorp has incurred or may in the future incur that ranks junior to or pari passu with the notes), and the indenture does not limit the aggregate amount of indebtedness or other liabilities that PacifiCorp or its subsidiaries may incur.
Pursuant to the terms of the indenture, the notes will be subordinated in right of payment to all of PacifiCorp’s existing and future Senior Indebtedness (as defined under “Description of the Notes — Subordination”). This means that, in the event of (a) PacifiCorp’s bankruptcy, dissolution, winding-up, liquidation or reorganization, (b) PacifiCorp’s failure to pay any interest, principal or other monetary amounts due on any of its Senior Indebtedness when due (and continuance of that default beyond any applicable grace period) or (c) acceleration of the maturity of any of PacifiCorp’s Senior Indebtedness as a result of a default, PacifiCorp will not be permitted to make any payments on the notes until, in the case of clause (a), all amounts due or to become due on all of its Senior Indebtedness have been paid in full, or, in the case of clauses (b) and (c), all amounts due on its Senior Indebtedness have been paid in full. For additional information about the subordination of the notes to our Senior Indebtedness, see “Description of the Notes — Subordination” in this prospectus supplement. At December 31, 2024, PacifiCorp had approximately $14.0 billion aggregate principal amount of Senior Indebtedness outstanding. In addition, at December 31, 2024, PacifiCorp had $2.6 billion of undrawn funds under our $2.0 billion senior revolving credit facility and $900 million 364-day unsecured credit facility, which would be Senior Indebtedness to the extent drawn.
Due to the subordination of the notes to any Senior Indebtedness of PacifiCorp, if our assets are distributed upon PacifiCorp’s bankruptcy, dissolution, winding-up, liquidation or reorganization, then the holders of the notes will participate ratably with all of our general unsecured creditors. However, until all of the Senior Indebtedness of PacifiCorp is repaid, amounts otherwise payable to the holders of the notes in a bankruptcy or similar proceeding must be paid to the holders of Senior Indebtedness first. Therefore, the holders of the notes may receive less, ratably, in any such proceeding than PacifiCorp’s other general unsecured creditors, including Wildfire and other litigation judgment creditors. Additionally, if following a trial court’s determination of liability against PacifiCorp for any litigation claim, PacifiCorp posts a surety bond for such damages to support an order staying enforcement of that judgment pending appeal, PacifiCorp expects any reimbursement or other obligation by us in connection with that bond will constitute Senior Indebtedness. If PacifiCorp does not post a surety bond for such damages pending appeal, the judgment creditors may seek to enforce any monetary judgment through a variety of procedures, including the encumbrance or seizure of assets to satisfy the judgment.
Further, the notes will be effectively subordinated in right of payment to any secured indebtedness PacifiCorp may have or may incur in the future (to the extent of the value of the collateral securing such secured indebtedness). Due to the effective subordination of the notes to any secured indebtedness of PacifiCorp, if the payment of any secured indebtedness is accelerated, or if PacifiCorp’s assets are distributed upon its bankruptcy, dissolution, winding-up, liquidation or reorganization, then the holders of any secured indebtedness of PacifiCorp will be entitled to exercise the remedies available to the holder of such secured indebtedness under applicable law and pursuant to the instruments governing such secured indebtedness. In that event, because the notes will not be secured by any of our assets, it is possible that there will be no assets remaining from which claims of holders of the notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. As a result, the holders of any secured indebtedness, would likely recover more, ratably, than the holders of the notes, and it is possible that no payments would be made to the holders of the notes.
In addition, the notes are the obligations of PacifiCorp exclusively and are not the obligations of any of its subsidiaries or any entities it accounts for as equity method investments.
The indenture does not limit the amount of Senior Indebtedness of PacifiCorp or secured indebtedness that may be incurred by PacifiCorp or the amount of other indebtedness or liabilities that may be incurred by PacifiCorp, including any of its subsidiaries. The incurrence by PacifiCorp of additional indebtedness, including the incurrence of additional Senior Indebtedness, secured indebtedness, other unsecured indebtedness or other liabilities by PacifiCorp, may have adverse consequences for you as a holder of the notes, including making it more difficult for PacifiCorp to satisfy its obligations with respect to the notes, a loss of all or part of the trading value of your notes and a risk that one or more of the credit ratings of the notes could be lowered or withdrawn. PacifiCorp expects to incur substantial amounts of additional indebtedness, including Senior Indebtedness, in the future.
The interest rate on the notes will reset on the First Reset Date and each subsequent Reset Date and any interest payable after the First Reset Date may be based on a rate that is less than an amount of interest payable in an earlier interest period; provided that the interest rate will not reset below the interest rate for the notes as in effect on the original issue date.
The interest rate on the notes from their original issue date to, but excluding, the First Reset Date will be    % per annum. Beginning on the First Reset Date, the interest rate on the notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of    %, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not be reset below     % per annum (which is the same interest rate as in effect on the original issue date). We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.
The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.
As noted above, the annual interest rate on the notes for each Reset Period will be set by reference to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date (provided, that the interest rate during any Reset Period will not reset below the initial interest rate). In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury Rates.
We can defer interest payments on the notes for one or more periods of up to 10 consecutive years each. This may affect the market price of the notes and increase your risk of not receiving the deferred payment.
We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the notes for one or more periods of up to 10 consecutive years, as described in “Description of the Notes — Option to Defer Interest Payments” in this prospectus supplement. If we exercise this interest deferral right and you sell your notes during an Optional Deferral Period, you may not receive the same return on your investment as a holder that continues to hold its notes until we pay the deferred interest following the end of the Optional Deferral Period. As a result of our right to defer interest payments, the market price of the notes may be more volatile than other securities that do not have these rights. In addition, deferring interest payments will increase the amount owed to note holders over time, and by delaying payment you may have an increased risk of not receiving the deferred payment.
Holders of the notes subject to United States federal income taxation may have to pay taxes on interest before they receive payments from us.
If we defer interest payments on the notes, a holder of the notes subject to United States federal income tax on a net income basis will be required to accrue interest income for United States federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in such holder’s gross income for United States federal income tax purposes even though such holder will not have received any cash. A holder’s adjusted tax basis in a note generally will be increased by such amounts that it was required to include in gross income. In addition, unpaid interest accrued on the notes during an Optional Deferral Period will be payable on the interest payment date immediately following the last day of such Optional Deferral Period. If a holder sells its notes on or before the record date for such interest payment date, then all of the interest accrued on such notes during the Optional Deferral Period will be paid to the person who is the registered owner of those notes at the close of business on such record date, and the holder who sold those notes will not receive from us any of the interest that accrued on those notes during the Optional Deferral Period and that such holder reported as income for tax purposes. Holders should consult with their tax advisors regarding the tax consequences of an investment in the notes. For more information regarding the U.S. tax consequences of purchasing, owning and disposing of the notes, see “Certain U.S. Federal Income Tax Considerations.”
Holders of the notes will have limited rights of acceleration.
Holders of the notes and the trustee under the indenture may accelerate payment of the principal and interest on the notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the notes may be accelerated upon the occurrence of an event of default under the indenture related to failure to pay interest within 30 days after it is due, failure to pay principal or premium, if any, on the notes when due, and certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). Holders of the notes and the trustee will not have the right to accelerate payment of the principal or interest on the notes upon the breach of any other covenant in the indenture. See “Description of the Notes — Option to Defer Interest Payments,” and “Description of the Notes — Events of Default.”
Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.
The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc. and S&P Global Ratings, each of which is expected to initially publish a rating of the notes, may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to subordinated securities with features similar to the notes. If any rating agencies change their practices for rating these types of securities in the future, and the ratings of the notes are subsequently lowered, the trading price of the notes could be negatively affected. In addition, we may redeem the notes, at our option, in whole but not in part, for a period of 120 days following the occurrence of a rating agency making certain changes in the equity credit methodology for securities such as the notes. See “Description of the Notes — Redemption — Redemption Following a Rating Agency Event.”
An active trading market for the notes does not exist and may not develop, and any such market may be illiquid.
The notes are a new issue of securities with no established trading market, and we do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of any trading market in the notes that may develop, and the market prices quoted therefor, may be adversely affected by, among other things, changes in the overall market for this type of security and changes in our financial performance or prospects or the prospects for companies in our industry generally. As a result, an active after-market for the notes may not develop or be sustained and holders of the notes may not be able to sell their notes at favorable prices or at all. The difference between bid and ask prices in any secondary market for the notes could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes, and holders of the notes may be required to bear the financial risks of an investment in the notes for a significant period of time.
The notes are subject to early redemption.
As described under “Description of the Notes — Redemption,” we may at our option redeem the notes in whole or in part at the times and the applicable redemption price described thereunder. Consequently, we may choose to redeem your notes at a time when prevailing interest rates are lower than the effective interest rate paid on your notes and at times when the trading price of your notes is above the redemption price. You may not be able to reinvest the redemption proceeds in an investment with a return that is as high as the return you would have earned on the notes if they had not been redeemed and with a similar level of investment risk.

Investors should not expect us to redeem the notes on the first or any other date on which they are redeemable.
We may redeem some or all of the notes, at our option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms described in the first paragraph under “Description of the Notes — Redemption — Redemption Procedures; Cancellation of Redemption,” accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date. In addition, we may redeem all of the notes, at our option, for a period of 120 days following the occurrence of either a Tax Event or a Rating Agency Event (as those terms are defined under “Description of the Notes — Redemption” in this prospectus supplement). Any decision we may make at any time to redeem the notes before their final maturity date will depend upon, among other things, the strength of our balance sheet, our results of operations, our access to the capital markets, interest rates, our growth strategy, and general market conditions at such time. Accordingly, while we may decide to do so, investors should not expect us to redeem the notes on the first or any other date on which they are redeemable. See “Description of the Notes — Redemption — Redemption Procedures; Cancellation of Redemption” in this prospectus supplement.

USE OF PROCEEDS
We expect to receive net proceeds from this offering of approximately $      million (excluding accrued interest, if applicable), after deducting the underwriting discounts but before deducting our expenses in connection with the sale of the notes. We intend to use the net proceeds from the sale of the notes to fund capital expenditures and for general corporate purposes. We will initially use a portion of the net proceeds to repay short-term debt. As of March 17, 2025, we had approximately $370 million of total short-term debt outstanding maturing or initially due in March 2025, with a weighted average interest rate of 4.67%. Proceeds from the short-term debt were used for capital expenditures and other working capital matters.
Certain of the underwriters and/or their respective affiliates may receive at least 5% of the net proceeds of this offering in connection with the paying off of borrowings outstanding under our commercial paper program. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION
The table below shows our capitalization on a consolidated basis as of December 31, 2024. The “As Adjusted” column reflects our capitalization as of that date after giving effect to the issuance of the notes and the use of the net proceeds from this offering. You should read this table in conjunction with our financial statements and related notes, which are incorporated by reference in this prospectus supplement.
	As of December 31, 2024
	Actual		As Adjusted
	Amounts (in millions)%		Amounts (in millions)%
Short-term debt	$240	1.0%	$	%
Current portion of long-term debt	302	1.2
Long-term debt	13,286	54.6
Total short- and long-term debt	13,828	56.8
Preferred stock	2	0
Total common equity	10,510	43.2
Total capitalization	$24,340	100.0%	$	%

DESCRIPTION OF THE NOTES
The notes will be a series of our junior subordinated debt securities to be issued under an indenture between PacifiCorp, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), dated as of the issue date of the notes (the “indenture”). In this section and under the caption “Description of Unsecured Debt Securities” in the accompanying prospectus, references to “PacifiCorp,” “we,” “us” and “our” mean PacifiCorp excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.
The indenture is the “subordinated indenture” referred to under “Description of Unsecured Debt Securities” in the accompanying prospectus and the notes are a series of our subordinated debt securities referred to under such caption. The summary of selected provisions of the notes and the indenture appearing below supplements, and to the extent inconsistent, supersedes and replaces, the description of the general terms and provisions of the subordinated debt securities and the subordinated indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to the provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus.
General
The notes will constitute a separate series of our subordinated debt securities under the indenture and will be issued in the aggregate principal amount of $      . We may, from time to time, without notice to or consent of the holders of the notes, issue additional notes that will form a single series under the indenture with the notes offered by this prospectus supplement. However, any additional notes not fungible with the notes for U.S. federal income tax purposes will be issued under a separate CUSIP number. Any additional notes of the same series will have the same form and terms as the notes offered by this prospectus supplement, other than the offering price and limited changes to the terms related to the timing of issuance.
Interest Rate and Maturity
The notes will mature on           , 20   (the “final maturity date”). The notes will be subject to redemption at our option as described below under “— Redemption”.
The notes will bear interest (i) from and including the original issue date to, but excluding,      , 20   (the “First Reset Date”) at the rate of    % per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined below) at an interest rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus a spread of    %, to be reset on each Reset Date (as defined below); provided that the interest rate during any Reset Period will not be reset below    % per annum (which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Reset Date).
Interest on the notes will accrue from and including the original issue date and will be payable semi-annually in arrears on           and           (each, an “interest payment date”) of each year, beginning on           , 2025, to the holders of record at the close of business on the immediately preceding           and           , respectively (each, a “record date”), subject to our right to defer interest payments as described below under “— Option to Defer Interest Payments.” Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:
“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date (or, if fewer than five business days appear, such number of business days appearing) as published under the heading “Treasury Constant Maturities” in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date (or, if fewer than five business days appear, such number of business days appearing) as published under the heading “Treasury Constant Maturities” in the most recent H.15.
If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-year U.S. Treasury Rate, will determine the Five-year U.S. Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor Five-year U.S. Treasury Rate, then the calculation agent will use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-year U.S. Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
“H.15” means the statistical release designated as such, or any successor publication as determined by the calculation agent in its sole discretion, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).
The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.
“Reset Date” means the First Reset Date and           of every fifth year after 20   .
“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.
“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.
As used under this caption “Description of the Notes,” the term “business day” means, unless otherwise expressly stated, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.
The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the notes at such time. Unless we have validly called all of the outstanding notes for redemption on a redemption date occurring prior to the First Reset Date, we will appoint a calculation agent for the notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding notes for redemption on a redemption date occurring prior to the First Reset Date but we do not redeem all of the outstanding notes on such redemption date, we will appoint a calculation agent for the notes as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the notes when so required). We may appoint PacifiCorp or an affiliate of PacifiCorp as calculation agent. The trustee shall not be obligated at any time to act as the calculation agent.
As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period (as defined below under “— Option to Defer Interest Payments”) beginning on or after the First Reset Date, will be on file at our principal offices, will be made available to any holder or beneficial owner of the notes upon request and will be final and binding in the absence of manifest error.
If any interest payment date, redemption date or the maturity date of the notes is not a business day (as defined in the indenture) at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.
Option to Defer Interest Payments
So long as no event of default (as defined below under “— Events of Default”) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (as defined below) each (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the notes or end on a day other than the day immediately preceding an interest payment date.
During any Optional Deferral Period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes). In addition, during any Optional Deferral Period interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the notes during an Optional Deferral Period, except upon a redemption of any notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the notes shall have been declared due and payable as the result of an event of default with respect to the notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the notes shall become due and payable). All references in the notes and, insofar as relates to the notes, the indenture, to “interest” on the notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.
Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, we may elect, at our option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the final maturity date of the notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, we may elect to begin a new Optional Deferral Period. Without limiting the foregoing, we may not begin a new Optional Deferral Period unless we have paid all accrued and unpaid interest on the notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.
During any Optional Deferral Period, we will not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):
•
declare or pay any dividends or distributions on any Capital Stock (as defined below) of PacifiCorp;

•
redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of PacifiCorp;

•
pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of PacifiCorp that ranks equally with or junior to the notes in right of payment; or

•
make any payments with respect to any guarantees by PacifiCorp of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

However, during an Optional Deferral Period, we may (a) declare and pay dividends or distributions payable solely in shares of our common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of our preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of our common stock, (c) issue any of shares of our Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our Capital Stock or exchange or convert one class or series of our Capital Stock for another class or series of our Capital Stock, (e) purchase fractional interests in shares of our Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of our common stock related to the issuance of our common stock or rights under any dividend reinvestment plan or related to any of our benefit plans for our directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of PacifiCorp into other Capital Stock of PacifiCorp in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).
We will give the holders of the notes and the trustee notice of our initial election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of the notes of the next succeeding interest payment date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.
“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.
“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the original issue date to but excluding           , 2025.
Ranking
The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined below under “— Subordination”), to the extent and in the manner set forth under the caption “— Subordination” below. At December 31, 2024, PacifiCorp had approximately $14.0 billion aggregate principal amount of Senior Indebtedness outstanding. In addition, at December 31, 2024, PacifiCorp had $2.6 billion of undrawn funds under our $2.0 billion senior revolving credit facility and $900 million 364-day unsecured credit facility, which would be Senior Indebtedness to the extent drawn. The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. The notes will be effectively subordinated in right of payment to any secured indebtedness we may have or may incur to the extent of the value of the collateral securing such secured indebtedness. The notes are the obligations of PacifiCorp exclusively and are not the obligations of any of its subsidiaries or any entities it accounts for as equity method investments.

Additionally, if following a trial court’s determination of liability against PacifiCorp for any litigation claim, PacifiCorp posts a surety bond for such damages to support an order staying enforcement of that judgment pending appeal, PacifiCorp expects any reimbursement or other obligation by it in connection with that bond will constitute Senior Indebtedness. If PacifiCorp does not post a surety bond for such damages pending appeal, the judgment creditors may seek to enforce any monetary judgment through a variety of procedures, including the encumbrance or seizure of assets to satisfy the judgment.
The indenture does not limit the amount of Senior Indebtedness or secured indebtedness that may be incurred by PacifiCorp or the amount of other indebtedness or liabilities that may be incurred by PacifiCorp or any of its subsidiaries. For additional information, see “Risk Factors — The notes are subordinated or effectively subordinated to all other indebtedness of PacifiCorp and its subsidiaries (other than any unsecured indebtedness that PacifiCorp has incurred or may in the future incur that ranks junior to or pari passu with the notes), and the indenture does not limit the aggregate amount of indebtedness or other liabilities that PacifiCorp or its subsidiaries may incur.”
Subordination
The notes will be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. This means that upon:
(a)
any payment by, or distribution of the assets of, PacifiCorp upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(b)
a failure to pay any interest, principal or other monetary amounts due on any of PacifiCorp’s Senior Indebtedness when due and continuance of that default beyond any applicable grace period; or

(c)   acceleration of the maturity of any Senior Indebtedness of PacifiCorp as a result of a default;
the holders of all of PacifiCorp’s Senior Indebtedness will be entitled to receive:
•
in the case of clause (a) above, payment of all amounts due or to become due on all Senior Indebtedness; or

•
in the case of clauses (b) and (c) above, payment of all amounts due on all Senior Indebtedness,

before the holders of the notes are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) above has occurred and is continuing, generally, any amounts payable or assets distributable on the notes will instead be paid or distributed, as the case may be, directly to the holders of Senior Indebtedness to the extent necessary to satisfy any amounts required to be paid to the holders of Senior Indebtedness.
“Senior Indebtedness” means, with respect to the notes, whether outstanding at the date of the indenture or incurred, created or assumed after such date and including all principal, premium, interest, penalties, fees and any other payment in respect of, (i) indebtedness of PacifiCorp, in respect of money borrowed, including all obligations under debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by PacifiCorp; (ii) all finance, operating and synthetic lease obligations of PacifiCorp; (iii) all obligations of PacifiCorp issued or assumed as the deferred purchase price of property, all conditional sale or purchase obligations of PacifiCorp and all obligations of PacifiCorp under any title retention agreement, excluding, for the avoidance of doubt, trade accounts payable and accrued liabilities arising in the ordinary course of business; (iv) all obligations of PacifiCorp for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility, surety bond, or similar credit transactions, (v) all other indebtedness or obligations in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons for the payment of which PacifiCorp is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (vi) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the notes.

Due to the subordination of the notes to any Senior Indebtedness of PacifiCorp and the effective subordination of the notes to any secured indebtedness of PacifiCorp, if PacifiCorp’s assets are distributed upon its bankruptcy, dissolution, winding-up, liquidation or reorganization, the holders of any Senior Indebtedness and any secured indebtedness, and creditors of any of its other unsecured indebtedness or other liabilities that are not subject to subordination, would likely recover more, ratably, than the holders of the notes, and it is possible that no payments would be made to the holders of the notes.
The contractual subordination provisions described above will cease to apply to the notes in the event of defeasance or satisfaction and discharge of the notes as described under “Description of Unsecured Debt Securities — Satisfaction and Discharge, Legal Defeasance and Covenant Defeasance” in the accompanying prospectus.
The notes and the indenture do not limit our ability to incur additional Senior Indebtedness or our or any of our subsidiaries’ ability to incur other secured and unsecured indebtedness or liabilities or our subsidiaries to issue preferred equity. PacifiCorp expects to incur substantial amounts of additional indebtedness, including Senior Indebtedness, in the future. For additional information, see “Risk Factors — The notes are subordinated or effectively subordinated to all other indebtedness of PacifiCorp and its subsidiaries (other than any unsecured indebtedness that PacifiCorp has incurred or may in the future incur that ranks junior to or pari passu with the notes), and the indenture does not limit the aggregate amount of indebtedness or other liabilities that PacifiCorp or its subsidiaries may incur.”
The information set forth under this caption “— Subordination,” including the definition of “Senior Indebtedness,” supersedes and replaces, insofar as it relates to the notes, the information appearing under the caption “Description of Unsecured Debt Securities — Ranking of Senior Debt Securities; Ranking of Subordinated Debt Securities” in the accompanying prospectus.
Redemption
Optional Redemption
We may redeem some or all of the notes, at our option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms described in the first paragraph under “— Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.
Redemption Following a Tax Event
We may at our option redeem the notes, in whole but not in part, for a period of 120 days following the occurrence of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “— Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to, but excluding, the redemption date.
A “Tax Event” means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:
•
any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•
an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•
any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
•
a threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.
Redemption Following a Rating Agency Event
We may at our option redeem the notes, in whole but not in part, for a period of 120 days following the occurrence of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “— Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to, but excluding, the redemption date.
“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for PacifiCorp (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the notes, (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for PacifiCorp as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for PacifiCorp, in the case of any rating agency that first publishes a rating for PacifiCorp after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the notes by such rating agency had the current methodology not been changed.
Redemption Procedures; Cancellation of Redemption
Notwithstanding any statement under this caption “— Redemption” to the contrary, installments of interest on the notes that are due and payable on any interest payment date falling on or prior to a redemption date for the notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the notes and the indenture, except that, if the redemption date for any notes falls on any day during an Optional Deferral Period (as defined below under “— Option to Defer Interest Payments”), accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest (as defined below under “— Option to Defer Interest Payments”)) on such notes will be paid on such redemption date to the persons entitled to receive the redemption price of such notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.
Notice of redemption will be sent at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is sent, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a note is redeemed, the trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption. If we elect to redeem all or a portion of the notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price.
If, at the time a notice of redemption is given, (i) we have not effected satisfaction and discharge or defeasance of the notes as described under “Description of Unsecured Debt Securities — Satisfaction and Discharge” or “Description of Unsecured Debt Securities — Defeasance” in the accompanying prospectus and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the notes, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that we shall have delivered or caused to be delivered to the trustee, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the notes called for redemption to, but excluding, the redemption date. If monies in such amount are not delivered to the trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and we shall not be required to redeem the notes called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the notes called for redemption (which notice will also indicate that any notes or portions thereof surrendered for redemption shall be returned to the applicable holders), and we will direct the trustee to, and the trustee will, promptly return any notes or portions thereof that have been surrendered for redemption to the applicable holders.
Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
If less than all of the notes are to be redeemed on any redemption date, the particular notes (or portions thereof) to be redeemed shall be selected by lot or, in the case of notes in book-entry form represented by one or more global notes, in accordance with the policies and procedures of the Depositary.
Events of Default
An “event of default” occurs with respect to the notes if:
(a)   we do not pay any interest on any note when it becomes due and payable and such default continues for 30 days (whether or not such payment is prohibited by the subordination provisions applicable to the notes), except as the result of a deferral of interest payments in accordance with the provisions discussed above under “— Option to Defer Interest Payments”;
(b)   we do not pay any principal of or premium, if any, on any note when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions applicable to the notes);
(c)   we remain in breach of any other covenant or warranty (excluding covenants and warranties solely applicable to one or more other series of subordinated debt securities issued under the indenture) in the indenture or the notes for 60 days after there has been given to us, by such methods as are permitted under the indenture, a written notice of default specifying such default or breach and requiring remedy of the default or breach; the notice must be sent by either the trustee or registered holders of at least 33% of the principal amount of the outstanding notes; or
(d)   PacifiCorp files for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization occur with respect to PacifiCorp.
No event of default with respect to the notes will necessarily constitute an event of default with respect to the subordinated debt securities of any other series issued under the indenture, and no event of default with respect to any such other series of subordinated debt securities issued under the indenture will necessarily constitute an event of default with respect to the notes.
If an event of default, other than an event of default described in clause (c) above, occurs and is continuing, then either the trustee or the registered holders of at least 33% in principal amount of the outstanding notes may declare the principal amount of all of the notes, together with accrued and unpaid interest thereon (including, without limitation, any deferred interest and, to the extent permitted by applicable law, any compound interest), to be due and payable immediately, and upon such declaration the principal of and accrued and unpaid interest on the notes shall become immediately due and payable (notwithstanding any deferral of interest payments in accordance with the provisions discussed above under “— Option to Defer Interest Payments”).
However, if an event of default described in clause (c) above occurs and is continuing, neither the trustee nor the registered holders of the notes will be entitled to declare the principal of the notes, or accrued or unpaid interest thereon, to be due and payable immediately. See “Risk Factors — Holders of the notes will have limited rights of acceleration” above. However, they may exercise the other rights and remedies available under the indenture upon the occurrence of such an event of default.
In addition, the indenture provides that no registered holder of notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless: (a) the registered holder has previously given the trustee written notice of a continuing event of default with respect to the notes; (b) the registered holders of at least 33% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity and/or security against costs, expenses and liabilities incurred in complying with the request; and (c) for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during such 60-day period by the registered holders of a majority in aggregate principal amount of the outstanding notes. Furthermore, no registered holder of notes will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of the notes under the indenture.
The description set forth under this caption “— Events of Default” supersedes and replaces, insofar as it relates to the notes, the description set forth under the caption “Description of Unsecured Debt Securities — Events of Default” in the accompanying prospectus.
No Listing
The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.
Agreement by Holders to Tax Treatment
Each holder (and beneficial owner) of the notes will, by accepting any notes (or a beneficial interest therein), be deemed to have agreed that such holder (or beneficial owner) intends that the notes constitute indebtedness of PacifiCorp, and will treat the notes as indebtedness of PacifiCorp, for United States federal, state and local tax purposes.
Other
The notes will not be subject to a sinking fund or entitled to any guarantees and you will not be permitted to require us to redeem or repurchase the notes at your option.
We will pay the principal of and premium, if any, on the notes at the final maturity date or upon redemption upon presentation of the notes via the procedures of the Depositary, or in the case of certificated notes, at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer of the notes, but we must at all times maintain a place of payment for the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except in limited circumstances described in the accompanying prospectus under the caption “Book-Entry, Delivery and Form.” The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We expect that payments due on notes in book-entry form will be paid by wire transfer of funds to the Depositary or its nominee. For additional information regarding notes in global form and the book-entry system, see “Book-Entry, Delivery and Form” in the accompanying prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. It is included for general information only and does not address every aspect of the income or other tax laws that may be relevant to investors in the notes in light of their personal circumstances or that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws (for example, bank or other financial institutions, former citizens or residents of the U.S., tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, S-corporations, partnerships or other pass-through entities or arrangements (or investors in such S-corporations, partnerships or other pass-through entities or arrangements) or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement). In addition, this summary does not address the effect of any U.S. federal alternative minimum tax or the U.S. federal estate tax, or any state, local or foreign tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation. This discussion is limited to initial purchasers of the notes issued pursuant to this prospectus supplement who purchase the notes for an amount of cash equal to their offering price and who hold the notes as capital assets under Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and not as part of a straddle, hedging, integrated, conversion or constructive sale transaction, or as part of a “synthetic security” or other similar financial transaction. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, existing and proposed U.S. Treasury (“Treasury”) regulations, administrative rulings and judicial decisions, all as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. Persons considering the purchase, ownership or disposition of the notes should consult their tax advisors concerning the U.S. federal tax consequences thereof in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.
For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:
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An individual citizen or resident of the U.S.;

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A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

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An estate, the income of which is subject to the U.S. federal income tax regardless of source; or

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A trust, if (a) a court within the U.S. is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the U.S. federal income tax treatment of a partner or an equity interest owner of such other entity generally will depend upon the status of the partner or owner and the activities of the partnership or other entity. If you are a partner of a partnership or an equity interest owner of another entity or arrangement treated as a partnership holding any of the notes, you should consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

Classification of the Notes
The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the notes. Based upon an analysis of the relevant facts and circumstances, under applicable law as of the issue date of the notes, the notes will be treated as indebtedness for U.S. federal income tax purposes. However, our treatment of the notes is not binding on the IRS or the courts. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this preliminary prospectus supplement. Accordingly, we cannot assure you that the IRS will not challenge the position described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the notes as indebtedness, interest payments on the notes would be treated for United States federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders, interest payments treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty. In addition, such a determination would constitute a Tax Event that would entitle us to redeem the notes as described under “Description of the Notes — Redemption — Redemption Following a Tax Event.” We agree, and by acquiring an interest in a note, each beneficial owner of a note will agree, to treat the notes as indebtedness of PacifiCorp for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your tax advisors regarding the tax consequences that will arise if the notes are not treated as indebtedness of PacifiCorp for U.S. federal income tax purposes.
Effect of Certain Contingencies
We have the option under certain circumstances to defer payments of stated interest on the notes. Under the Treasury Regulations relating to original issue discount (“OID”), a debt instrument is deemed to be issued with OID if there is more than a “remote” contingency that periodic stated interest payments due on the instrument will not be timely paid. We believe the likelihood of our exercising the option to defer payment of stated interest on the notes is remote within the meaning of the Treasury Regulations in part because our exercise of the option to defer payments of stated interest on the notes would generally prevent us from:
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declaring or paying any dividend or distribution on Capital Stock of PacifiCorp;

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redeeming, purchasing, acquiring or making a liquidation payment with respect to any Capital Stock of PacifiCorp;

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paying any principal, interest or premium on, or repaying, repurchasing or redeeming, any indebtedness of PacifiCorp that ranks equally with or junior to the notes in right of payment; or

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making any payments with respect to any guarantees by PacifiCorp of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

Similarly, if certain circumstances occur (see “Description of the Notes — Redemption — Redemption Following a Rating Agency Event”), we may be obligated to pay amounts in excess of stated principal of the notes. Such excess payments will not affect the amount of interest income that a U.S. holder recognizes if there is only a remote likelihood that such payments will be made. We believe the likelihood that we will make any such payments is remote.
Our determination that these contingencies are remote is binding on a beneficial owner of the notes unless the beneficial owner discloses a contrary position to the IRS in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions. The meaning of the term “remote” in the Treasury Regulations has not yet been addressed in any rulings or other guidance by the IRS or any court. If the possibility of interest deferral were determined not to be remote and because interest payment on the notes may, at the option of the Issuer, be deferred, and will not be treated as unconditionally payable at least annually, the notes would be treated as issued with OID and all stated interest would be treated as OID as long as the notes are outstanding. In that case, you would be required to accrue interest income on the notes using a constant yield method whether or not you receive any cash payment attributable to that interest, regardless of your regular method of accounting for United States federal income tax purposes. If the possibility of excess payments following a Rating Agency Event were determined not to be remote, the notes could be treated as “contingent payment debt instruments,” in which case you could be required to accrue interest income on the notes in excess of stated interest and would be required to treat as ordinary income rather than as capital gain any income realized on a taxable disposition of the notes. The remainder of this discussion assumes the notes will not be treated as issued with OID or as contingent payment debt instruments.
U.S. Holders
Payments of Interest
Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
Exercise of Deferral Option
Under the Treasury Regulations, if we exercise our option to defer the payment of interest on the notes, the notes will be treated as if they had been redeemed and reissued solely for OID purposes. Accordingly, all remaining interest payments on the notes (including interest on deferred interest) could be treated as OID, which you would be required to accrue and include in taxable income on a constant accrual basis over the remaining term of the notes, without regard to the time interest is actually paid on the notes and without regard to your regular method of accounting for United States federal income tax purposes. The amount of OID income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the notes, and the actual receipt of future payments of stated interest on the notes would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferral period would be approximately equal to the amount of the cash payment due immediately following the end of that period. Any OID included in income would increase your adjusted tax basis in your notes, and your actual receipt of cash interest payments would reduce that adjusted tax basis.
Sale, Exchange, Redemption or Other Taxable Disposition of Notes
Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income, as discussed above) and (2) such holder’s adjusted tax basis in such note. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid for the note plus any amount that you were required to include in gross income as OID, minus any cash payments you received in respect of accrued OID, and less any principal repayments previously received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of such disposition. Long-term capital gains of certain noncorporate U.S. Holders generally are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Additional Tax on Net Investment Income
U.S. Holders that are not corporations generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold amount. A U.S. Holder’s net investment income generally will include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is not a corporation should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Non-U.S. Holders
Payments of Interest
Subject to the discussions of FATCA and backup withholding below, payments of interest (including any OID) on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. (or, if an applicable income tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) and (3) the Non-U.S. Holder provides appropriate documentation, generally a completed IRS Form W-8BEN-E or W-8BEN (or other applicable form), establishing that the Non-U.S. Holder is not a U.S. person within the meaning of the Code.
If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest (including any OID) made to such Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the U.S. (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), such interest generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty).
Sale, Exchange, Redemption or Other Taxable Disposition of Notes
Subject to the discussions of FATCA and backup withholding below, and except with respect to accrued but unpaid interest (which may be subject to tax as described above under the heading “Non-U.S. Holders — Payments of Interest”), any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of the notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S. (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty) or (2) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder generally will be subject to a 30% tax (or such lower rate specified by any applicable income tax treaty) on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.
Foreign Accounts Tax Compliance Act (“FATCA”)
Under Sections 1471 to 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), U.S. withholding tax may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest (including any OID) on, and (subject to the proposed Treasury regulations discussed below) the gross proceeds from the sale, retirement or other disposition of, notes paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the Treasury and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the U.S., complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. Prospective investors should consult their tax advisors regarding FATCA.
Information Reporting and Backup Withholding
Payments of interest (including accrued OID) made by us on, or the proceeds of the sale or other disposition of, the notes to U.S. Holders may be subject to U.S. information reporting and may also be subject to U.S. federal backup withholding if the recipient of the payment fails to supply an accurate taxpayer identification number and is not otherwise exempt or fails to comply with applicable U.S. information reporting and certification requirements. Payments of interest (including accrued OID) made by us on, or the proceeds of the sale or other disposition of, the notes to Non-U.S. Holders will generally not be subject to U.S. federal backup withholding or U.S. information reporting if the Non-U.S. Holders comply with certification requirements and applicable U.S. information reporting requirements. However, the amount of, and the tax withheld with respect to, any interest and OID paid to Non-U.S. Holders, may be required to be reported annually to the IRS and to Non-U.S. Holders regardless of whether any tax was actually withheld. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowable as a refund or credit against the holder’s U.S. federal income tax, provided that the required information is timely furnished to the IRS.
PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

BENEFIT PLAN INVESTOR CONSIDERATIONS
Any of the notes may be purchased and held by or with the assets of an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an individual retirement account or annuity or other plan or arrangement subject to Section 4975 of the Code (collectively, “ERISA Plans”) or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (any such law, a “Similar Law,” and together with ERISA and Section 4975 of the Code, “Applicable Benefit Plan Regulations”). A fiduciary of an employee benefit plan subject to any Applicable Benefit Plan Regulation(s) must determine that the purchase and holding of the notes are consistent with its fiduciary duties under such Applicable Benefit Plan Regulation(s). Such fiduciary, as well as any other prospective investor subject to any Applicable Benefit Plan Regulation(s), must also determine that its purchase and holding of the notes will not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA, Section 4975 of the Code or any Similar Law. Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions (including, without limitation, an extension of credit) involving plan assets with persons who are “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code, unless a statutory, class or individual exemption applies. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes, penalties and/or liabilities under Applicable Benefit Plan Regulations, and the transaction may be subject to rescission or the purchaser may be required to transfer the notes to another person. A fiduciary of an ERISA Plan or a plan subject to Similar Law that causes such ERISA Plan or other plan to engage in a non-exempt prohibited transaction may be subject to penalties and/or liabilities under Applicable Benefit Plan Regulations. In addition, an individual retirement account or annuity that engages in a prohibited transaction may lose its tax-deferred status. Because each of the notes constitutes an extension of credit by the purchaser to us, the acquisition and/or holding of the notes by an ERISA Plan or a plan subject to Similar Law with respect to which we are considered a party in interest or a disqualified person might constitute or result in a direct or indirect prohibited transaction, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the notes nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of these PTCEs and statutory exemptions contain conditions and limitations on their application and do not provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. There can be no, and we do not provide any, assurance that any of these exemptions or any other exemption will apply with respect to the acquisition and holding of the notes. Because the notes constitute an extension of credit by the purchaser to us each purchaser and transferee of the notes who is subject to any Applicable Benefit Plan Regulation(s) will be deemed to have represented by its acquisition and holding of the notes that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under ERISA, the Code or any other Applicable Benefit Plan Regulation(s). Such purchaser or transferee should consult legal counsel before purchasing the notes. Nothing herein shall be construed as a representation that an exemption from the prohibited transaction rules would apply to the acquisition or holding of the notes or that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, an employee benefit plan or individual retirement account or annuity subject to any Applicable Benefit Plan Regulation(s).

UNDERWRITING (Conflicts of Interest)
Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. Subject to certain terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally, and not jointly, agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes indicated in the following table:
Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
PNC Capital Markets LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
nabSecurities, LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Total	$
The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.
The underwriters propose to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement. Notes sold by the underwriters to dealers may be sold at the public offering price less a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.
The notes are a new issue of securities with no established trading market, and we do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the notes.
In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the notes while the offering is in progress.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because the other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise would exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We estimate that our total offering expenses, not including the underwriting discounts, will be approximately $      . This estimate includes expenses relating to printing, rating agency fees, trustee’s fees and legal fees, among other expenses. The underwriters have agreed to make a payment to us in an amount equal to $       in respect of expenses incurred by us in connection with the offering.
It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the      business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the first business day prior to the closing of this offering will be required, by virtue of the fact that the normal settlement date for that trade would occur prior to the closing date for the issuance of the notes, to specify alternative settlement arrangements to prevent a failed settlement, and should consult their own advisers with respect to these matters.
Conflicts of Interest
Certain of the underwriters and/or their respective affiliates may hold our commercial paper, of which we intend to repay a portion with the net proceeds of this offering. In the event that any of the underwriters, together with their respective affiliates, receives at least 5% of the net proceeds of this offering, not including underwriting compensation, such underwriters will be deemed to have a “conflict of interest” within the meaning of Rule 5121, and therefore the offering is being made in accordance with Rule 5121. See “Use of Proceeds.”
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our or our affiliates’ securities and instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Certain of the underwriters and their affiliates have performed commercial banking, investment banking, corporate trust and advisory services for us from time to time for which they have received customary fees and expenses. For example, affiliates of several of the underwriters act as agents and as lenders under our credit facilities, which we may repay from time to time with proceeds of the offering and for which they receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business.
We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make because of those liabilities.

Selling Restrictions
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in a member state of the European Economic Area (“EEA”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a “professional client” as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a “qualified investor” as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “U.K.”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the U.K. will be made pursuant to an exemption under the U.K. Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for purposes of the U.K. Prospectus Regulation or the FSMA.
This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.
The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended; the “FIEA”). Accordingly, the notes have not been, and will not be, directly or indirectly, offered or sold in Japan or to, or for the account of or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account of or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
United Arab Emirates
The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS
Certain legal matters with respect to the notes we are offering will be passed upon for us by the Assistant General Counsel and Corporate Secretary of PacifiCorp, and by Perkins Coie LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Latham & Watkins LLP from time to time represents certain of our affiliates.
EXPERTS
The financial statements of PacifiCorp as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement by reference to PacifiCorp’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
INCORPORATION BY REFERENCE
We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports and other information regarding registrants that file electronically, including PacifiCorp.
The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. The information filed by us with the SEC in the future and incorporated by reference will automatically update and supersede this information.
We incorporate by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering; except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:
•
our Annual Report on Form 10-K for the year ended December 31, 2024;

•
our Current Reports on Form 8-K filed with the SEC on January 10, 2025 and January 31, 2025.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
PacifiCorp
Attention: Corporate Secretary
825 N.E. Multnomah Street, Suite 2000
Portland, Oregon 97232
(888) 221-7070

PROSPECTUS
PACIFICORP
FIRST MORTGAGE BONDS
UNSECURED DEBT SECURITIES
PacifiCorp, an Oregon corporation, may from time to time offer first mortgage bonds and unsecured debt securities (together, the “securities”) in one or more issuances or series at prices and on terms to be determined at the time of sale.
We will provide specific terms of the securities, including, as applicable, the amount offered, offering prices, interest rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.
We may sell the securities directly to purchasers or through agents designated from time to time or through one or more underwriters or dealers, on a continuous or delayed basis. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section in this prospectus provides more information on this topic.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement relating to the securities offered.
Investing in our securities involves risks. See the “Risk Factors” section beginning on page 4 of this prospectus for information on certain matters you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 25, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and any prospectus supplement related to offered securities, you should rely on the information contained in that prospectus supplement.
Unless otherwise indicated or unless the context otherwise requires, in this prospectus, the words “PacifiCorp,” “Company,” “we,” “our” and “us” refer to PacifiCorp, an Oregon corporation, and its subsidiaries.
For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See “Where You Can Find More Information” and “Incorporation by Reference.”
You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition and results of operations may have changed since that date.

FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the additional information referred to under the heading “Where You Can Find More Information” may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed, including through incorporation by reference, in this prospectus. This information, by its nature, involves estimates, projections, forecasts, risks and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements found in this prospectus and the documents incorporated by reference in this prospectus.
Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including the Form 10-K, the Form 10-Q and the Forms 8-K incorporated by reference in this prospectus, and we refer you to those reports for further information.
Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made. The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are qualified in their entirety by the preceding cautionary statements.

THE COMPANY
PacifiCorp, an indirect wholly owned subsidiary of Berkshire Hathaway Energy Company (“BHE”), is a U.S. regulated electric utility company headquartered in Oregon that serves retail electric customers in portions of Utah, Oregon, Wyoming, Washington, Idaho and California. We are principally engaged in the business of generating, transmitting, distributing and selling electricity. Our combined service territory includes diverse regional economies across six states. No single segment of the economy dominates the combined service territory, which helps mitigate our exposure to economic fluctuations. In the eastern portion of the service territory, consisting of Utah, Wyoming and southeastern Idaho, the principal industries are manufacturing, mining or extraction of natural resources, agriculture, technology, recreation and government. In the western portion of the service territory, consisting of Oregon, southern Washington and northern California, the principal industries are agriculture, manufacturing, forest products, food processing, technology, government and primary metals. In addition to retail sales, we buy and sell electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize the economic benefits of electricity generation, retail customer loads and existing wholesale transactions. Certain of our subsidiaries support our electric utility operations by providing coal mining services.
Our operations are conducted under numerous franchise agreements, certificates, permits and licenses obtained from federal, state and local authorities. Several of these franchise agreements allow the municipality the right to seek amendment to the franchise agreement at a specified time during the term. We generally have an exclusive right to serve electric customers within our service territories and, in turn, have an obligation to provide electric service to those customers. In return, the state utility commissions have established rates on a cost-of-service basis, which are designed to allow us an opportunity to recover our costs of providing services and to earn a reasonable return on our investments.
We were incorporated under the laws of the state of Oregon in 1989 and our principal executive offices are located at 825 N.E. Multnomah Street, Suite 2000, Portland, Oregon 97232, our telephone number is (888) 221-7070 and our internet address is http://www.pacificorp.com. We deliver electricity to customers in Utah, Wyoming and Idaho under the trade name Rocky Mountain Power and to customers in Oregon, Washington and California under the trade name Pacific Power.
All shares of our common stock are indirectly owned by BHE. We also have shares of preferred stock outstanding that are subject to voting rights in certain limited circumstances.
For additional information concerning our business and affairs, including our capital requirements, external financing arrangements and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus as described in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

RISK FACTORS
Investing in our securities involves risk. Before purchasing any securities we offer, you should carefully consider the risk factors described in our periodic reports filed with the SEC, as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our securities. See “Forward-Looking Statements”, “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus. Additional risks and uncertainties that are not yet identified or that we currently believe are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by us from the issuance and sale of the securities will initially become part of our general funds and will be used for capital expenditures or utility asset purchases, to repay all or a portion of our short- or long-term borrowings and for general corporate purposes.

DESCRIPTION OF FIRST MORTGAGE BONDS
This section of this prospectus describes the general terms and provisions of the first mortgage bonds that we may offer, which may be issued from time to time in one or more series. For a description of unsecured debt securities that we may offer, see “Description of Unsecured Debt Securities.” When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of first mortgage bonds.
General
We may issue first mortgage bonds from time to time under our Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the “Mortgage”), with The Bank of New York Mellon Trust Company, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.) (the “Mortgage Trustee”). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is incorporated by reference as an exhibit to this Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to in the following summary, those provisions or defined terms are found in the Mortgage. Section and Article references used below are references to provisions of the Mortgage unless we otherwise note. When we refer to “bonds” in this section, we refer to all first mortgage bonds issued under the Mortgage, including any bonds that may be offered pursuant to this prospectus.
We expect to issue bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement, in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The bonds may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee. See “Global Securities.”
Maturity and Interest Payments
The prospectus supplement relating to any bonds will set forth the date or dates on which those bonds will mature, the rate or rates per annum at which those bonds will bear interest and the times at which any interest will be payable. Those terms, as well as other terms and conditions of the bonds, including those related to redemption and purchase referred to under “Redemption or Purchase of Bonds” below, will be established by us at the time we issue the bonds.
Redemption or Purchase of Bonds
The prospectus supplement relating to any particular series of bonds will set forth the redemption or repurchase terms and other specific terms of those bonds.
If we elect or are required to redeem all or part of the bonds, we will provide a notice of redemption in accordance with the Mortgage at least 10 days prior to the redemption date unless otherwise provided in a supplemental indenture to the Mortgage. A failure to duly give notice to any bondholder will not affect the validity of the redemption of any other bond. A notice of redemption may be subject to the receipt of the redemption amount by the Mortgage Trustee on or before the date fixed for redemption and will be of no effect unless the redemption amount is received. If the redemption amount is held by the Mortgage Trustee for redemption, on and after the redemption date the bonds subject to redemption will cease to bear interest and will cease to be entitled to the lien of the Mortgage. (Section 12.02)
We may request that cash deposited under any provisions of the Mortgage be applied (with specific exceptions) to the redemption or repurchase of bonds of any series. (Section 7.03, Section 12.05 and Section 13.06)
There is no sinking or analogous fund in the Mortgage.
Security and Priority
The bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by us. Any bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage.

The Mortgage excepts from its lien, among others, all cash and securities (except as specifically deposited with the Mortgage Trustee in certain circumstances); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft, boats and vessels; timber, crops, minerals, mineral rights and royalties; receivables, general intangibles, contracts, leases and operating agreements (except those specifically pledged); electric energy, gas, water, steam and other products for sale, distribution or other use; natural gas wells and leases; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; and our interest in the Wyodak coal-fueled generation facility. The lien of the Mortgage is also subject to Excepted Encumbrances, including tax and construction liens, purchase money liens, certain rights of and obligations to public authorities and others, certain easements, restrictions, exceptions or reservations related to our property and rights of way, and other specific exceptions. (Section 1.06) We have reserved the right, without any consent or other action by holders of bonds of the Ninth Series or any subsequently created series of bonds, to amend the Mortgage in order to except from the lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended. (See Section 5.01 of the Thirty-Fifth Supplemental Indenture)
The Mortgage subjects after-acquired property to the mortgage lien, generally subject to the exceptions discussed above. In addition, after-acquired property may be subject and subordinate to a Class “A” Mortgage, purchase money mortgages and other liens or defects in title. A Class “A” Mortgage is a mortgage or similar indenture of a company that is merged into or consolidated with us and designated by us as a Class “A” Mortgage. (Section 1.02)
The Mortgage provides that the Mortgage Trustee shall have a lien on the mortgaged property, prior to the holders of bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)
Issuance of Bonds
An unlimited principal amount of bonds may be issued under the Mortgage. Bonds of any series may be issued from time to time on the basis of:
(1)
70% of the cost or fair value of qualified Property Additions after certain adjustments, as determined in accordance with the terms of the Mortgage;

(2)
Class “A” Bonds (which need not bear interest) issued under a Class “A” Mortgage delivered to the Mortgage Trustee;

(3)
retirement of bonds or certain prior lien bonds; and/or

(4)
deposits of cash.

With certain exceptions in the case of clauses (2) and (3) above, the issuance of bonds is subject to our Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months, before interest expense and income taxes, being at least twice the Annual Interest Requirements on all outstanding bonds issued under the Mortgage, all outstanding Class “A” Bonds not held by the Mortgage Trustee, all other indebtedness secured by a lien prior to the lien of the Mortgage and all bonds then applied for in pending bond issuance applications under the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Section 1.07 and Articles IV through VII)
Property Additions generally include property used in generating, transmitting, transporting, supplying and managing the use of energy or fuel in any form, other than, generally, property excepted from the Mortgage as described above such as fuel, rolling stock, property which is chargeable as an operating expense, and property used principally for the production or gathering of natural gas. (Section 1.04)

Release and Substitution of Property
Property subject to the Mortgage may be released generally on the basis of:
(1)
the release of that property from a Qualified Lien;

(2)
the deposit of cash, outstanding bonds or, to a limited extent, purchase money mortgages;

(3)
Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

(4)
a waiver of the right to issue bonds on the basis of bond retirements.

Funded Cash, as defined in Section 1.05 of the Mortgage, may be withdrawn upon the bases stated in (3) and (4) above. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received in respect of deposited prior lien bonds. In addition, the Mortgage provides an alternative provision (Section 13.04) for release of property that does not constitute Funded Property (generally, “Funded Property” is property that was used as the basis for bond issuances or other property releases). This alternative provision does not require any of the basis for release described above and instead requires, among other conditions, the amount of outstanding bonds to not exceed 70% of the fair value of the then Funded Property at the time of the release. (Sections 1.05, 7.02, 9.05, 10.01 through 10.04 and 13.03 through 13.09)
Merger, Consolidation, Conveyance, Transfer or Lease
We may consolidate or merge with any company carrying on a similar business as us, or convey, transfer or lease all or substantially all of our property to another company, generally provided that the action fully preserves and does not impair the lien of the Mortgage or the rights of the Mortgage Trustee and bondholders. (Section 18.01) In those circumstances, the Mortgage will not be required to become a lien upon any of the properties owned or thereafter acquired by the successor company. (Section 18.03) The Mortgage further provides that in the event of the merger or consolidation of another company with or into us or the conveyance or transfer to us by another company of all or substantially all of that company’s property that is of the same character as Property Additions, as defined in the Mortgage, an existing mortgage constituting a first lien on operating properties of that other company may be designated by us as a Class “A” Mortgage. (Section 11.06) Bonds thereafter issued pursuant to the additional mortgage would be Class “A” Bonds and could provide the basis for the issuance of bonds under the Mortgage.
Certain Covenants
The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX)
Dividend Restrictions
The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of our common stock) on any shares of our common stock if, after giving effect to the declaration or payment, we would not be able to pay our debts as they become due in the usual course of business. (Section 9.07)
Foreign Currency Denominated Bonds
The Mortgage authorizes the issuance of bonds denominated in foreign currencies, provided that we deposit with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of the deposit, a financial rating at least as high as our financial rating that, in the opinion of an independent accountant, appraiser or other expert, gives us at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. (Section 2.03) We believe that this type of currency exchange agreement will provide effective protection against currency exchange fluctuations.

However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant bonds, holders of those bonds would have a claim on our assets that is greater than the claim to which holders of dollar-denominated bonds issued at the same time would be entitled.
The Mortgage Trustee
The Bank of New York Mellon Trust Company, N.A. or its affiliates may act as a lender, trustee or agent under other agreements and indentures involving us and our affiliates.
Modification
The rights of bondholders may be modified with the consent of holders of at least 60% of the principal amount of the bonds outstanding, or, if not all series of bonds are adversely affected, the consent of the holders of at least 60% of the principal amount of the outstanding bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification permitting the creation of a lien ranking prior to or on a parity with the lien of the Mortgage or reducing the percentage required for modification is effective against any bondholder without the consent of the holder. (Section 21.07)
Unless we are in default in the payment of the interest on any bonds then Outstanding under the Mortgage or there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class “A” Bonds held by it with respect to any amendment of the applicable Class “A” Mortgage proportionately with the vote of the holders of all Class “A” Bonds then actually voting. (Section 11.03)
Defaults and Notice Thereof
“Defaults” are defined in the Mortgage as:
(1)
default in payment of principal;

(2)
default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any bonds;

(3)
default in payment of principal or interest with respect to certain prior lien bonds beyond any grace period;

(4)
certain events in bankruptcy, insolvency or reorganization;

(5)
default in other covenants for 90 days after notice; or

(6)
the existence of any default under a Class “A” Mortgage that permits the declaration of the principal of all the bonds secured by the Class “A” Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

An effective default under any Class “A” Mortgage or under the Mortgage will result in an effective default under all those mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)
The Mortgage Trustee or the holders of 25% of the principal amount of the bonds outstanding may declare the principal and interest due and payable on Default, but a majority may annul the declaration if the Default has been cured. (Section 15.03) No holder of bonds may enforce the lien of the Mortgage unless the Mortgage Trustee is given written notice of a Default and the Mortgage Trustee fails to act after the holders of 25% of the principal amount of the bonds outstanding have requested in writing the Mortgage Trustee to act, offered it reasonable opportunity to act and offered an indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred when enforcing the lien. (Section 15.16) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee, although the Mortgage Trustee has the right to decline to follow the direction if it involves personal liability or would be unjustifiably prejudicial to nonassenting bondholders, among other reasons. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)
Defeasance
Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the bonds of any series if we deposit with the Mortgage Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the bonds of those series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept the deposit unless it is accompanied by an opinion of counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit and/or discharge had not occurred. (Section 20.02)
Upon the deposit, our obligation to pay the principal of (and premium, if any) and interest on those bonds shall cease, terminate and be completely discharged and the holders of such bonds shall thereafter be entitled to receive payment solely from the funds deposited. (Section 20.02)

DESCRIPTION OF UNSECURED DEBT SECURITIES
This section of this prospectus describes the general terms and provisions of the unsecured debt securities that we may offer, which may be issued as senior unsecured debt securities or subordinated unsecured debt securities (which may include junior subordinated unsecured debt securities, senior subordinated unsecured debt securities and subordinated unsecured debt securities of any other relative ranking). For a description of the first mortgage bonds that we may offer, see “Description of First Mortgage Bonds.” When we offer to sell a particular series of unsecured debt securities, we will describe the specific terms of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of unsecured debt securities.
General
We may issue senior debt securities or subordinated debt securities, in addition to the first mortgage bonds described under “Description of First Mortgage Bonds.” Both the senior debt securities and the subordinated debt securities will be our direct unsecured obligations. The senior debt securities and the subordinated debt securities will be issued under a senior indenture and a subordinated indenture, respectively, in each case between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The following summary of certain provisions of the indentures does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the forms of indentures (copies of which are filed as exhibits to the registration statement of which this prospectus is a part). Except to the extent set forth in a prospectus supplement for a particular series of debt securities, the indentures, as amended or supplemented from time to time, will be substantially similar to the forms of indentures filed as exhibits to the registration statement and described below.
Prospectus Supplement
A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms may include:
•
the title of the series of debt securities;

•
whether the series of debt securities are senior debt securities or subordinated debt securities;

•
the aggregate principal amount (or any limit on the aggregate principal amount) of the series of debt securities and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount;

•
if other than the entire principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity thereof;

•
the rate or rates of interest, if any, which will be borne by such debt securities, which may be fixed or variable;

•
the date from which interest will accrue;

•
the record date for interest payable on the debt securities;

•
the maturity date of the debt securities;

•
the dates when, places where and manner in which principal, premium, if any, and interest will be payable;

•
the securities registrar if other than the trustee;

•
the terms of any mandatory redemption (including any sinking fund requirement) or any redemption at our option;

•
the terms of any redemption at the option of holders of the debt securities;

•
the denominations in which the debt securities are issuable;

•
whether the debt securities will be represented by a global security and the terms of any such global security;

•
the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•
any events of default, covenants or defined terms in addition to or in lieu of those set forth in the applicable indenture;

•
whether and upon what terms the debt securities may be defeased;

•
any rights that would allow an interest payment date in connection with any series of debt securities to be deferred or extended;

•
any special tax implications of the debt securities; and

•
any other terms in addition to or different from those contained in the applicable indenture.

The debt securities may bear interest at a fixed or a floating rate, or may bear no interest. Debt securities bearing no interest or bearing interest at a rate below the prevailing market rate at the time of issuance may be deemed to be issued at a discount below their stated principal amount. Further, the holders of any debt securities as to which we have the right to defer interest may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Material federal income tax consequences may result from any such deemed original issue discount or interest deferrals. Any such material federal income tax consequences will be described in the applicable prospectus supplement.
Ranking of Senior Debt Securities; Ranking of Subordinated Debt Securities
The senior debt securities will rank senior to our subordinated debt securities and any of our other indebtedness that by its terms is subordinated in right of payment to the senior debt securities. In addition, the senior debt securities will rank pari passu in right of payment with our other senior indebtedness, but will effectively rank junior to our senior secured indebtedness, including the first mortgage bonds described in this prospectus, to the extent of the value of the collateral securing such senior secured indebtedness.
The subordinated debt securities will be subordinate and junior in right of payment to the senior debt securities, the first mortgage bonds described in this prospectus and all of our other current and future senior debt. Unless otherwise specified in the applicable prospectus supplement, no payments on the subordinated debt securities may be made if (1) any senior debt is not paid when due or (2) the maturity of any senior debt has been accelerated because of a default. Upon any distribution of our assets to creditors upon a bankruptcy, insolvency, liquidation, reorganization or similar event, all amounts due on our senior debt must be paid before any payments are made on the subordinated debt securities.
Neither the subordinated indenture nor the senior indenture will limit the amount of senior debt (whether secured or unsecured) that we can incur, and the mortgage bond indenture will not limit the amount of senior unsecured debt that we can incur.
Redemption or Repurchase
The prospectus supplement relating to any particular series of debt securities will set forth the redemption or repurchase terms and other specific terms of those debt securities.
If we elect or are required to redeem all or part of any series of debt securities, we will provide a notice of redemption at least 10 days prior to the redemption date. A failure to duly give notice to any applicable holder will not affect the validity of the redemption of any other debt securities. A notice of redemption may be subject to the receipt of the redemption amount by the applicable trustee on or before the date fixed for redemption and will be of no effect unless the redemption amount is received. If the redemption amount is held by the applicable trustee for redemption, on and after the redemption date the debt securities subject to redemption will cease to bear interest.
Consolidation, Merger, Conveyance, Transfer or Lease
We may consolidate or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another corporation or other entity. Any successor must, however, (i) be organized under the laws of the United States, any state there of or the District of Columbia, and (ii) assume our obligations under any outstanding series of debt securities and the indentures applicable thereto. When those conditions are satisfied, the successor will succeed to and be substituted for us under the applicable indenture, and we will be relieved of our obligations under such indenture and any debt securities issued thereunder.
Events of Default
Except as described in the applicable prospectus supplement, the following will constitute events of default under the applicable indenture:
•
we fail to pay interest on the applicable series of debt securities when due and such failure continues for 30 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of the applicable series of debt securities that permit such deferral;

•
we fail to pay principal of, and premium, if any, on the applicable series of debt securities when due;

•
we breach any other covenant or representation in the applicable indenture and such breach continues for 90 days (such period to be extended if we are diligently pursuing a cure) after we receive a notice of default with respect thereto;

•
a decree or order is entered against us in an involuntary bankruptcy proceeding and is not vacated in 90 days, or a similar involuntary event relating to our bankruptcy or insolvency occurs and continues for 90 days; or

•
we commence a voluntary bankruptcy case or take similar voluntary actions relating to our bankruptcy or insolvency.

Upon the occurrence and continuance of an event of default under an indenture with respect of a series, the trustee or holders of a majority in aggregate principal amount of the applicable series of debt securities may declare such debt securities to be immediately due and payable. After the declaration of acceleration has been made with respect to any series and before the trustee has obtained a judgment or decree for payment of the money due, the event of default giving rise to the declaration will be deemed to have been waived and the declaration and its consequences will be rescinded and annulled if:
•
the Company has paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the trustee; and

•
all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

Prior to acceleration, holders of a majority in aggregate principal amount of the applicable series of unsecured debt securities may waive an event of default, other than (1) an event of default related to non-payment of principal, premium, if any, or interest and (2) an event of default related to a covenant or other provision of the applicable unsecured indenture that cannot be modified without the consent of each holder of unsecured debt securities affected thereby
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the applicable indenture at the request or direction of any of the holders pursuant to the applicable indenture, unless such holders shall have offered to the trustee security and/or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
Satisfaction and Discharge, Legal Defeasance and Covenant Defeasance
Upon our written request, each indenture with respect to any series of debt securities shall be satisfied and discharged (except as to certain surviving rights and obligations specified in such indenture) when:
•
either all debt securities have been delivered to the applicable trustee for cancellation or all debt securities not delivered to the applicable trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year (at maturity or due to redemption) and we have irrevocably deposited with such trustee money or government obligations sufficient (without reinvestment of interest earned thereon) to pay and discharge the debt securities to the applicable date of maturity or redemption (including principal, any premium and interest thereon);
•
no event of default shall have occurred and be continuing on the date of the deposit or, in the case of any cross-acceleration default or judgment default, at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to the Company in respect of such deposit;

•
we have paid or caused to be paid all other sums payable by us under the indenture; and

•
we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been satisfied.

Each indenture provides that we may be:
•
discharged from its obligations, with certain limited exceptions, with respect to any series of debt securities, as described in such indenture, such a discharge being called a “legal defeasance” in this prospectus; and

•
released from its obligations under certain restrictive covenants established with respect to any series of debt securities, as described in such indenture, such a release being called a “covenant defeasance” in this prospectus.

We must satisfy certain conditions to effect a legal defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the applicable trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money (without reinvestment of interest earned thereon) to pay the principal and any premium and interest on those debt securities on the stated maturity date for payment thereof or upon the applicable redemption date, as the case may be. We must also deliver to the applicable trustee an opinion of counsel stating that, under then-existing United States federal income tax law, the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance.
Following a legal defeasance, payment of the debt securities defeased may not be accelerated because of an event of default under the applicable indenture. Following a covenant defeasance, the payment of debt securities may not be accelerated by reference to the covenants from which we have been released. A legal defeasance may occur after a covenant defeasance.
Option to Extend Interest Payment Period
To the extent specified in the applicable prospectus supplement or other offering materials, we may elect to defer interest payments on the debt securities by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement or other offering materials (each, an extension period). Other details regarding the extension period will also be specified in the applicable prospectus supplement or other offering materials. No extension period may extend beyond the maturity of the applicable series of debt securities. At the end of the extension period(s), we will pay all then accrued and unpaid interest.
Modifications to the Indenture
Except as otherwise set forth in the applicable prospectus supplement, the unsecured debt securities will be subject to provisions which allow us and the trustee to amend the applicable unsecured indenture without the consent of any holder of unsecured debt securities for the following purposes:
•
to cure ambiguities or to cure, correct or supplement any defective or inconsistent provisions, provided that the amended provision shall not adversely affect the interests of holders of outstanding unsecured debt securities in any material respect;

•
to add covenants, events of default or collateral, or to surrender a right or power conferred upon us in the applicable unsecured indenture;

•
to establish the form of additional unsecured debt securities in accordance with the terms of the applicable unsecured indenture;

•
to evidence the succession of another company to us and the assumption by the successor of our obligations under the applicable unsecured indenture;

•
to grant to or confer upon the trustee for the benefit of the holders any additional rights, remedies, powers or authority;

•
to permit the trustee to comply with any duties imposed upon it by law;

•
to specify further the duties and responsibilities of, and to define further the relationships among, the trustee and any authenticating agent or paying agent for the unsecured debt securities; and

•
to change or eliminate any of the provisions of the applicable unsecured indenture, so long as the change or elimination becomes effective only when there are no unsecured debt securities outstanding that were created prior to the execution of the supplemental indenture or other document evidencing such change or elimination.

Except as set forth in the applicable prospectus supplement, the unsecured debt securities will be subject to certain provisions which allow us and the trustee to amend the applicable unsecured indenture for any other purpose with the consent of holders of a majority in aggregate principal amount of the applicable series of unsecured debt securities, other than amendments which:
•
change the stated maturity of the applicable series of unsecured debt securities;

•
reduce the principal amount of the applicable series of unsecured debt securities;

•
reduce the interest rate for the applicable series of unsecured debt securities;

•
extend the dates for scheduled payments of principal and interest on the applicable series of unsecured debt securities;

•
impair the right of a holder of the applicable series of unsecured debt securities to institute suit for the payment of its unsecured debt securities; or

•
reduce the percentage of holders of unsecured debt securities required to consent to amendments or waive defaults under the applicable unsecured indenture.

The items described in the first five bullets above will require the consent of all holders of senior unsecured debt securities or subordinated unsecured debt securities, as the case may be, affected by the amendment. The item described in the last bullet above will require the consent of all holders of senior unsecured debt securities or subordinated unsecured debt securities, as the case may be.
In addition, any amendment to, or waiver of, the provisions of the unsecured subordinated indenture relating to subordination that adversely affects the rights of the holders of the subordinated unsecured debt securities will require the consent of the holders of at least 75% in aggregate principal amount of subordinated unsecured debt securities then outstanding.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, incorporator, member, manager, partner (whether general or limited) or stockholder of the Company, as such, will have any liability for any of our obligations under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws.
Governing Law
The senior indenture and the subordinated indenture will be governed by the laws of the State of New York.

GLOBAL SECURITIES
The securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:
•
be registered in the name of a depositary or nominee thereof that we will identify in the applicable prospectus supplement;

•
be deposited with the depositary or nominee or custodian; and

•
bear any required legends.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the securities represented by the global security for all purposes under the securities and the applicable indenture. Except in the limited circumstances described below, owners of beneficial interests in a global security:
•
will not be entitled to have the securities registered in their names;

•
will not be entitled to physical delivery of certificated securities; and

•
will not be considered to be holders of those securities under the securities or the applicable indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of securities represented by the global security to the accounts of its participants.
Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests held by participants on behalf of other persons.
Payments, transfers, exchanges and other matters relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.
Exchange of Global Securities for Certificated Securities
Except as otherwise may be set forth in the applicable prospectus supplement, the global securities may be exchanged for securities in certificated form only in the following circumstances:
•
if the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities, or if the depositary is no longer registered as a clearing agency under the Exchange Act and we do not appoint a replacement depositary within 90 days;

•
an event of default under the applicable indenture has occurred and is continuing; or

•
if we determine, subject to the procedures of the depositary, that a series of the securities will no longer be represented by global securities.

If any global securities are exchangeable for certificated securities as described above, we will execute, and the applicable trustee will authenticate upon our order, certificated securities of like tenor and terms in certificated form in an aggregate principal amount equal to the principal amount of such global securities. These certificated securities will be delivered to persons specified by the depositary in exchange for the beneficial interests in the global securities being exchanged.

PLAN OF DISTRIBUTION
We may sell the securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the securities being offered will set forth the specific terms of the offering of those securities, including the name or names of any underwriters, dealers or agents, the purchase price of those securities and the proceeds to us from the sale, any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If we use underwriters to sell securities, we will enter into an underwriting agreement with the underwriters. Those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Any underwriting compensation paid by us to the underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to specific conditions, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
If a dealer is used in the sale of any securities, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer involved in a particular offering of securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to that offering.
The securities may be sold directly by us or through agents designated by us from time to time. We will describe the terms of any direct sales in a prospectus supplement. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offer or sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.
In connection with a particular underwritten offering of securities, and in compliance with applicable law, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of securities offered, including stabilizing transactions and syndicate covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. A description of these activities, if any, will be set forth in the prospectus supplement relating to that offering.
Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.
We will indicate in a prospectus supplement the extent to which we anticipate that a secondary market for the securities will be available. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any securities on a national securities exchange. If the securities are sold to or through underwriters, the underwriters may make a market in such securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the securities.
Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of those securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to some conditions, we may agree to indemnify the several underwriters, dealers or agents and their controlling persons against specific civil liabilities, including liabilities under the Securities Act, or to contribute to payments that person may be required to make in respect thereof.
During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our securities.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our SEC filings can also be accessed through our website at http://www.pacificorp.com. The information found on our website, other than any of our SEC filings that are incorporated by reference herein, is not part of this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but only to the extent the information therein is filed and not furnished), until all of the securities covered by this prospectus have been sold:
•
Annual Report on Form 10-K for the year ended December 31, 2023;

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Quarterly Report on Form 10-Q for the quarter ended March 31, 2024; and

•
Current Reports on Form 8-K filed with the SEC on January 5, 2024, June 3, 2024 and June 24, 2024.

Upon written or oral request, we will deliver a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein), at no cost to you, by writing or telephoning us at the following address:
PacifiCorp
825 N.E. Multnomah Street, Suite 1900
Portland, Oregon 97232
Telephone: (888) 221-7070
Attention: Treasury

LEGAL MATTERS
The validity of the securities will be passed upon for us by Perkins Coie LLP, Portland, Oregon. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.
EXPERTS
The financial statements of PacifiCorp as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus by reference to PacifiCorp’s annual report on Form 10-K for the year ended December 31, 2023, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
With respect to the unaudited interim financial information for the periods ended March 31, 2024 and 2023, which is incorporated by reference herein, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in PacifiCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and incorporated by reference herein, they did not audit, and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

$
% Fixed-to-Fixed Reset Rate
Junior Subordinated Notes due 2055

PROSPECTUS SUPPLEMENT
                 , 2025

Joint Book-Running Managers
Barclays	Citigroup	J.P. Morgan	Mizuho	PNC Capital Markets LLC	Wells Fargo Securities
BofA Securities	nabSecurities, LLC	SMBC Nikko	TD Securities